Exhibit 10.1

EXECUTIVE CHANGE OF CONTROL AGREEMENT

AGREEMENT by and between Viking Systems, Inc., a Delaware corporation (the “Corporation”), and Jed Kennedy (the “Executive”), dated as of the 23rd day of August, 2012.

WHEREAS, the Corporation, on behalf of itself and its shareholders, wishes to assure that the Corporation will have the continued dedication of the Executive, notwithstanding the possibility, threat, or occurrence of a Change of Control (as defined below) of the Corporation, and

WHEREAS, the Board of Directors of the Corporation (the “Board”) believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control or other risk of termination, to encourage his attention and dedication to his assigned duties currently and in the event of any threatened or pending Change of Control, and to provide the Executive with competitive compensation arrangements;

THEREFORE, the Board has caused the Corporation to enter into this Agreement (i) to ensure the Executive of individual financial security, and (ii) to provide such protection in a manner which is competitive with that of other corporations.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	Certain Definitions.

(a)	The “Effective Date” shall be the first date during the “Change of Control Period” (as defined in Section 1(b)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment with the Corporation is terminated involuntarily prior to the date on which a Change of Control (if any) occurs, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination.

(b)	The “Change of Control Period” is the period commencing on the date hereof and ending on the third anniversary of such date, provided, however, that commencing on the date one year after the date hereof (such date and each annual anniversary thereof is hereinafter referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Corporation shall give notice that the Change of Control Period shall not be so extended.

2.	Change of Control.

(a)	For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if a change of control of the nature that would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K as in effect on the date hereof pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) occurs, provided that, without limitation, a “Change of Control” shall be deemed to have occurred if (i) the beneficial ownership at any time hereafter by any person, as defined herein, of capital stock of the Corporation, constitutes 20 percent or more of the general voting power of all of the Corporation’s outstanding capital, except that the amount of capital acquired by such person as a result of the recapitalization of the Corporation on January 4, 2008 and/or the amount subsequently acquired by such person through a sale by the Corporation through underwriters or private placement of its capital stock by the Corporation shall not be included in this calculation, or (ii) individuals who, as of the date hereof, constitute the Board (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least three-quarters of the Directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Corporation, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board. No sale to underwriters or private placement of its capital stock by the Corporation, nor any acquisition initiated by the Corporation, through merger, purchase of assets or otherwise, effected in whole or in part by issuance or reissuance of shares of its capital stock, shall constitute a Change of Control.
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(b)	For purposes of the definition of “Change of Control”, the following definitions shall be applicable:

i.	The term “person” shall mean any individual, corporation or other entity and any group as such term is used in Section 13(d) (3) or 14(d) (2) of the Exchange Act.

ii.	Any person shall be deemed to be the beneficial owner of any shares of capital stock of the Corporation:

A.	which that person owns directly whether or not of record, or

B.	which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or

C.	which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (B) above, by an “affiliate” or “associate” (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933, as amended) of that person, or

D.	which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (B) above), by any other person with which that person or his “affiliate” or “associate” (defined as aforesaid) has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation.
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iii.	The outstanding shares of capital stock of the Corporation shall include shares deemed owned through application of clause (ii) (B), (C) and (D), above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

3.	Employment Period. The Corporation hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Corporation, for the period commencing on the Effective Date and ending on the first anniversary of such date. If on the first anniversary of the Effective Date the Executive remains employed by the Corporation, the Corporation hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Corporation, for the period commencing on the first anniversary of the Effective Date and ending on the second anniversary of such date. For the first year following the Effective Date, the “Employment Period” shall be the first year following the Effective Date. For the second year following the Effective Date (if on the first anniversary of the Effective Date the Executive remains employed by the Corporation) the “Employment Period” shall be the first two years following the Effective Date. To be clear, termination of the Executive’s employment by the Corporation on the first anniversary of the Effective Date shall be a termination by the Corporation other that for Cause or Disability.

4.	Terms of Employment.

(a)	Position and Duties.

i.	During the Employment Period, (A) Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less that thirty-five (35) miles from such location.

ii.	During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Corporation and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Corporation in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executives responsibilities to the Corporation.
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(b)	Compensation.

i.	Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Base Salary”) at a bi-weekly rate at least equal to the highest bi-weekly salary paid to the Executive by the Corporation during the twelve month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be consistent with increases in base salary awarded in the ordinary course of business to other key executives of the Corporation. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Base Salary shall not be reduced after any such increase.

ii.	Annual Bonus. Should an annual bonus (an “Annual Bonus”) program be implemented in addition to base pay, the Executive shall be awarded, for each fiscal year during the Employment Period for which the program is in effect, an Annual Bonus in cash or kind commensurate with the program for the Executive’s position with the Corporation.

iii.	Incentive, Savings and Retirement Plans. In addition to Base Salary and Annual Bonus (if any) payable as hereinabove provided, the Executive shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans and programs then applicable to other key executives of the Corporation.

iv.	Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans provided by the Corporation (including, without limitation, medical, prescription, dental, disability, and life insurance plans and programs) at least comparable to those in effect at any time during the 90-day period immediately preceding the Effective Date which would be most favorable to the Executive or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives.
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v.	Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies and procedures of the Corporation in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives.

vi.	Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, in accordance with the most favorable policies of the Corporation in effect at any time during the 90-day period immediately preceding the Effective date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives.

vii.	Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to those provided to the Executive at any time during the 90-day period immediately preceding the Effective Date of this Agreement.

viii.	Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable policies of the Corporation as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives.

5.	Termination.

(a)	Death or Disability. This Agreement shall terminate automatically upon the Executive’s death. The Corporation may terminate this Agreement, after having established the Executive’s Disability (pursuant to the definition of “Disability” set forth below), by giving to the Executive written notice of its intention to terminate the Executive’s employment. In such a case, the Executive’s employment with the Corporation shall terminate effective on the 180th day after receipt of such notice (the “Disability Effective Date”), provided that, within 180 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” means disability which, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably), but only if the Executive is considered to be disabled within the meaning of Treasury Regulation section 1.409A-3(i)(4). Without limiting the circumstances in which the Executive may be determined to be disabled as defined in Treasury Regulation section 1.409A-3(i)(4), the Executive will be presumed to be disabled if determined to be totally disabled by the Social Security Administration or if determined to be disabled in accordance with a disability insurance program, provided the definition of disability applied under such disability insurance program complies with the requirements of Treasury Regulation section 1.409A-3(i)(4).
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(b)	Cause. The Corporation may terminate the Executive’s employment for “Cause.” For purposes of this Agreement, “Cause” means (i) an act of acts of dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Corporation, (ii) repeated violations by the Executive of the Executive’s obligations under Section 4(a) of this Agreement which are demonstrably willful and deliberate on the Executive’s part and which are not remedied after the receipt of notice from the Corporation or (iii) the Executive being charged with a felony.

(c)	Termination by Executive for Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” means

i.	(A) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or (B) any other action by the Corporation which results in a diminution in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Corporation promptly after receipt of notice given by the Executive;

ii.	any failure by the Corporation to comply with any of the provisions of Section 4(b) of this Agreement, other than an insubstantial and inadvertent failure which is remedied by the Corporation promptly after receipt of notice given by the Executive;

iii.	the Corporation’s requiring the Executive to be based at any office or location other than that described in Section 4(a)(i)(B) hereof, except for travel reasonably required in the performance of the Executive’s responsibilities;

iv.	any purported termination by the Corporation of the Executive’s employment otherwise that as permitted by this Agreement; or

v.	any failure by the Corporation to comply with and satisfy Section 11(c) of this Agreement.

Anything in this Agreement to the contrary notwithstanding, any termination by the Executive for any reason whatsoever during the six month period immediately following the first anniversary of the date of a Change of Control shall be a termination for “Good Reason”. For purposes of this Section 5(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive.

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(d)	Notice of Termination. Any termination by the Corporation for Cause shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(c) of this Agreement. For purposes of this Agreement, in the case of notice given by the Corporation to the Executive, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice). Any termination by the Executive for Good Reason shall be communicated by Notice of Termination to the Corporation given in accordance with Section 12(c) of this Agreement. For purposes of this Agreement, in the case of a notice given by the Executive to the Corporation, a “Notice of Termination” means a written notice which (i) is communicated to the Corporation within 90 days of the initial existence of the condition giving rise to the Executive’s right to terminate for Good Reason, (ii) indicates the specific termination provision in this Agreement relied upon, (iii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iv) waives the Executive’s right to terminate for Good Reason if the Corporation within 30 days of such notice cures the condition otherwise giving rise to the Executive’s right to terminate for Good Reason, and, (v) if the termination date is other than the date that is 31 days after the communication of such notice, specifies the termination date (which date shall be not more than forty-five (45) days after the giving of such notice).

(e)	Date of Termination. “Date of Termination” means, in the case of a termination by the Corporation, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, except that if the Executive’s employment is terminated by the Corporation other than for Cause or Disability, the Date of Termination shall be the date on which the Corporation notifies the Executive of such termination. “Date of Termination” means, in the case of termination by the Executive, the date that is 31 days after the receipt of the Notice of Termination or any later date specified therein.

6.	Compensation Upon Separation from Service Following a Change of Control.

(a)	This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) and shall be construed and interpreted consistent with that intent. In the event that any payment or benefit payable under Section 7 of this Agreement is not compliant with Section 409A and any taxes, penalties or interest are imposed on the Executive under Section 409A as a result of such noncompliance (the "Section 409A Penalties"), the Company shall put the Executive in an after tax economic position equivalent to the position the Executive would have been in without the imposition of such Section 409A Penalties. Executive shall notify the Company in writing of any claim by the Internal Revenue Service or state tax authorities that, if successful, would require the payment of any such Section 409A Penalties or related state tax statutes. The Executive’s right to be put in an equivalent after tax economic position is subject to the Executive providing such notification no later than ten business days after Executive is informed in writing of such claim. If the Company desires to contest such claim, Executive shall (i) cooperate with the Company in good faith in order to effectively contest such claim and (ii) permit the Company to participate in any proceedings relating to such claim. The Company shall control all proceedings taken in connection with such contest; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest. This section shall also apply to any taxes, penalties, or interest imposed by any state that are calculated in a manner similar to taxes, penalties, or interest imposed by Section 409A(a)(1)(B), including those amounts imposed by the California Revenue and Taxation Code (R&TC) Sections 17501 and 24601.
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(b)	If and to the extent that any payment or benefit under this Agreement, or any plan or arrangement of the Corporation, is determined by the Corporation to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to the Executive by reason of the Executive’s termination of employment, then (a) such payment or benefit shall be made or provided to the Executive only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations (a “Separation from Service”) and (b) if the Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Corporation), such payment or benefit shall not be made or provided before the date that is six months after the date of the Executive’s separation from service (or the Executive’s earlier death).

(c)	To the extent any expense reimbursement or in-kind benefit is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

7.	Obligations of the Corporation upon Termination.

(a)	Death. If the Executive’s employment is terminated by reason of the Executive’s death, this Agreement shall terminate without further obligations to the Executive’s legal representative under this Agreement, other than those obligations accrued or earned by the Executive hereunder at the date of the Executive’s death. Anything in the Agreement to the contrary notwithstanding, the Executive’s family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Corporation to surviving families of executives of the Corporation under such plans, programs and policies relating to family death benefits, if any, as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect on the date of the Executive’s death with respect to other key executives and their families.
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(b)	Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability, this Agreement shall terminate without further obligations to the Executive, other than those obligations accrued or earned by the Executive hereunder as of the Disability Effective Date. Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the Corporation to disabled employees and/or their families in accordance with such plans, programs and policies relating to disability, if any, as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter with respect to other key executives and their families.

(c)	Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive terminates their employment other than for Good Reason, the Corporation shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and shall have no further obligations to the Executive under this Agreement.

(d)	Termination by Executive for Good Reason; Termination by Corporation Other Than for Cause or Disability. If, during the Employment Period, the Corporation shall terminate the Executive’s employment other than for Cause or Disability, or the employment of the Executive shall be terminated by the Executive for Good Reason: (i) the Corporation shall pay, subject to the constraints set forth in Section 6, to the Executive in a lump sum in cash within 10 days after the Date of Termination (the “Payment Date”) the aggregate of the following amounts: (A) to the extent not theretofore paid, the Executive’s Base Salary through the Date of Termination at the rate in effect on the Date of Termination or, if higher, at the highest rate in effect at any time within the two year period preceding the Effective Date (the “Highest Base Salary”); and (B) the product of (x) the higher of the annual bonuses, if any, paid to the Executive for the two full fiscal years prior to the Effective Date (the “Recent Bonus”) and (y) the fraction obtained by dividing (i) the number of days between the Date of Termination and the last day of the last full fiscal year and (ii) 365; and (C) the product of (x) one and (y) the sum of (i) the Highest Base Salary and (ii) the Recent Bonus; and (D) in the case of compensation previously deferred by the Executive, all amounts previously deferred and not yet paid by the Corporation; and (ii) for eighteen months after the Date of Termination, the Corporation shall (A) continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs and policies described in Section 4(b)(iv) of this Agreement if the Executive’s employment had not been terminated, including health insurance and life insurance, if and as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives and their families and for purposes of eligibility for retiree benefits, if any, pursuant to such plans, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to retire on the last day of such period except that (B), in lieu of providing health insurance benefits the Corporation may, in its sole discretion, make a monthly cash payment, payable on the fifth day of each month following the Date of Termination during the eighteen-month period following the Date of Termination, equal to 1.75 times the average monthly cost subsidized by the Corporation to provide health insurance benefits to the Executive and/or the Executive’s family during the 12 months prior to the Date of Termination.
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8.	Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Corporation. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation at or subsequent to the Date of Termination shall be payable in accordance with such plans or programs.

9.	Full Settlement. The Corporation’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other actions by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Corporation agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof.

10.	Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation and its business, which shall have been obtained by the Executive during the Executive’s employment by the Corporation and which shall not be public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive’s employment with the Corporation, the Executive shall not, without the prior written consent of the Corporation, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

11.	Successors.

(a)	This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assigned by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
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(b)	This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors.

(c)	The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.	Miscellaneous.

(a)	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts, without reference to principles of conflict of laws. This Agreement is intended to comply with Section 409A of the Code and the regulations promulgated thereunder.

(b)	Headings. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c)	Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by emailed .pdf file (if agreed to by both parties in advance) or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Jed Kennedy

(home address)

If to the Corporation:

Viking Systems, Inc.

134 Flanders Road

Westborough, MA 01581

Attention: Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

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(d)	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)	Withholding. The Corporation may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)	Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(g)	Entire Agreement. This Agreement replaces and supersedes prior change of control agreements, including the Change of Control Agreement executed by and between the Corporation and the Executive dated August 6, 2008. This Agreement contains the entire understanding of the Corporation and the Executive with respect to the subject matter hereof, and supersedes any previous agreement between the parties with respect to the subject matter hereof.

(h)	At-Will Employment. The Executive and the Corporation acknowledge that the employment of the Executive by the Corporation is “at will”, and, prior to the Effective Date, may be terminated by either the Executive or the Corporation at any time. Upon involuntary termination of the employment of the Executive by the Corporation at any time prior to the Effective Date, the Corporation will pay to the Executive the amounts contemplated in Section 7(d)(i) of this Agreement and provide benefits contemplated in Section 7(d)(ii) of this Agreement. Upon a termination of the Executive’s employment or upon the Executive’s ceasing to be an officer of the Corporation, in each case, prior to the Effective Date, there shall be no further rights other than those in this Section 12(h) under this Agreement.

(i)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Corporation has caused these present to be executed in its name on its behalf, all as of the day and year first written above.

/s/ Jed Kennedy
Jed Kennedy
Executive

Viking Systems, Inc.

By:	/s/ William C. Bopp	/s/ John Conaton
	William C. Bopp	John Conaton
	Chairman of the Board	Corporate Secretary

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